Exhibit 10.1

OPTION TO PURCHASE REAL ESTATE

1.             For and in consideration of the sum of One Dollar and no/100 ($1.00), the receipt and sufficiency of which is acknowledged, the undersigned James H. Jibben and Judith A. Jibben, (“Sellers”), give and grant to Great Plains Ethanol, LLC, a limited liability company, with an address of P.O. Box 217, Lennox, South Dakota 57039, its successors and assigns ( “Grantee”) for a term of twelve (12) months from the date of this Option, the exclusive and irrevocable right and option to purchase the following described real estate, or any portion thereof:

A parcel of land, approximately 5.45 acres in size, located in the Northeast Quarter (NE) of Section 26, Township 99 North, Range 52 West of the Fifth P.M., Turner County, South Dakota, together with all easements, rights, and appurtenances attached thereto (the “Parcel”) Specifically, the Parcel is the area north of the 50 foot right-of-way of the South Dakota Central Railroad extending to a line between the following points; (1) Approximately 569.8 feet north of the Center Section Post; (2) Approximately 1,289.4 feet east of the Center Section Post

The Parcel is depicted in a drawing contained in the attached Exhibit A and is incorporated hereto,

2.             The purchase price for the Parcel shall be $2,400.00 per acre, as determined by future survey (not including, for purposes only of computing the purchase price, any portions of the Parcel which lie within public highways, rights-of-way, streets, roads and roadways).

3.             Grantee may exercise this option by sending via certified mail written notice of such exercise to the following:

James and Judith Jibben

46285 277th Street

Chancellor, SD 51015

within or prior to twelve (12) months from the date of this option or prior to the expiration of any extended period as Sellers shall grant. The written notice of exercise shall identify the number of acres that Grantee or its assignee desires to purchase.

4.             After execution of this agreement by Sellers, and either before or after the exercise of this option by Grantee, Grantee may enter upon the Parcel and do and perform all surveying, zoning, platting, engineering, soil borings and other tests and acts deemed necessary by Grantee to satisfy Grantee that the Parcel is suitable for the uses and purposes intended by Grantee. Any such tests and acts shall be at Grantee’s cost and expense.

5.             If Grantee fails to exercise this option at any time herein permitted, Sellers shall retain all sums paid by Grantee to Sellers for this option and any extension and this agreement shall terminate with neither party having any further rights or obligations hereunder.

6.             During the option period, Sellers shall not sell, encumber, or otherwise transfer or dispose of the Parcel to any individual or entity other than the Grantee.

7.             Grantee’s obligation to purchase the Parcel after the exercise of the option is subject to the satisfaction, or written waiver by Grantee of the following conditions precedent:

a.             Sellers’ title to the Parcel must be good, merchantable and marketable fee simple title, free and clear of any liens or encumbrances.

b.             The Parcel must be finally and unconditionally zoned for Grantee’s intended uses and purposes, with all necessary classifications, variances, permissions, conditional uses and exceptions required for Grantee’s intended development, improvement and use of the Parcel. Sellers shall cooperate fully with Grantee and assist Grantee in obtaining any necessary rezoning, variances or conditional use permits. Grantee shall be responsible for paying all costs associated with obtaining such approvals. If any applications for rezoning, conditional use permits or variances are filed during the term of this option or any extension, this option shall be automatically extended to a date which is 30 days after such rezoning, variance or conditional use permit is finally granted and all time for appeals or a referendum has expired. If such rezoning, conditional use permit or variance is denied, this option shall terminate.

c.             The Parcel must be surveyed and platted.

8.             Within 15 days following the receipt of Grantee’s notice of the exercise of the option, Sellers will deliver to the Grantee for examination a commitment for title insurance issued by a qualified title insurer. Grantee shall have 15 days following receipt of the commitment for title insurance to identify and disclose to Sellers any title defect or encumbrance which is not acceptable to Grantee. Sellers shall then attempt to resolve any title defect or encumbrance by the closing date. Grantee or its assignee shall receive on the closing date a policy of title insurance insuring marketable title in the Grantee as purchaser of the property. Grantee shall pay the cost of the title insurances.

9.             Sellers shall convey the Parcel to Grantee in fee simple, free and clear of all liens and encumbrances, by good and sufficient deed of conveyance, in the usual form of a warranty deed, subject to all restrictions and easements of record, if any. Sellers shall pay the real estate transfer fee imposed by SDCL § 43-4-21. Grantee shall pay the recording fee and all closing fees. Each party shall pay their respective attorneys’ fees.

10.           Closing shall occur no later than 60 days following the later of (i) the date that Grantee gives notice of exercise of the option to purchase, (ii) the date that Sellers have corrected any legal and valid objections to title, (iii) the date that Grantee has obtained a plat of the Parcel or (iv) the date that Grantee has obtained all final and non-appealable zoning, variances and conditional use permits identified in paragraph 7(b).

11.           The purchase price shall be paid in cash at closing.

12.           Sellers shall pay all unpaid real estate taxes and assessments, if any, for the year 2001 due in 2002 and for prior years. The real estate taxes and assessments, if any, which are assessed in 2002 shall paid by Grantee.

13.           Grantee may freely assign its rights under this option to a third party, without the prior consent of Sellers.

14.           This Option shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

15.           This Option shall be executed in recordable form, and, if Grantee elects, may be recorded at its expense with the Turner County, South Dakota, Register of Deeds.

16.           This Option shall be governed by the laws of the State of South Dakota. The parties consent to the jurisdiction of the courts of the State of South Dakota and agree that any action arising out of or to enforce this option must be brought and maintained in the circuit court sitting in Turner County, South Dakota.

17.           Grantee will fence with 4 Barb Fence.

Dated this 12th, day of April, 2002.

GREAT PLAINS ETHANOL, LLC

By	/s/ Darrin Ihnen
Its	President

/s/ James H. Jibben
James H. Jibben

/s/ Judith A. Jibben
Judith A. Jibben

STATE OF SOUTH DAKOTA	)
:
COUNTY OF TURNER	)

On this the 12th day of April, 2002, before me, the undersigned officer, personally appeared Darrin Ihnen known to me to be the President of Great Plains Ethanol, LLC, a limited liability company, that is described in and that executed the within instrument and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Danelle Luden
Notary Public - South Dakota

My Commission Expires: November 7, 2002

STATE OF SOUTH DAKOTA	)
:SS
COUNTY OF TURNER	)

On this the 12th day of April, 2002, before me personally appeared James H. Jibben and Judith A. Jibben, known to me to be the persons who are described in, and who executed the within instrument and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Danelle Luden
Notary Public - South Dakota

My Commission Expires: November 7, 2002

EXHIBIT A

[DIAGRAM OF OPTIONED PARCEL]